UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12

MFA Mortgage Investments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2005

To the Stockholders of MFA Mortgage Investments, Inc.:

     The 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Mortgage Investments, Inc. (the “Company”) will be held at the Regency Hotel, 540 Park Avenue, New York, New York, on Friday, May 13, 2005, at 10:00 a.m., New York City time, for the following purposes:

(1)	To elect two directors to serve on the Company’s Board of Directors (the “Board”) until the 2008 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     The close of business on March 31, 2005 has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

     We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope provided for that purpose or, in the alternative, vote your shares of common stock by proxy at the Annual Meeting by using the toll-free telephone number or internet voting website described on the enclosed proxy card. By submitting your proxy promptly, either by mail, telephone or the internet, you can help the Company avoid the expense of follow-up mailings to ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF THE COMPANY. THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS.

By Order of the Board of Directors

Timothy W. Korth
General Counsel, Senior Vice President – Business Development and Secretary

New York, New York
April 14, 2005

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2005

     This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by, and on behalf of, the Board of Directors (the “Board”) of MFA Mortgage Investments, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Regency Hotel, 540 Park Avenue, New York, New York, on May 13, 2005, at 10:00 a.m., New York City time, or at any postponements or adjournments thereof.

     Stockholders are requested to complete, date and sign the enclosed proxy card and return it in the postage-prepaid envelope provided. Alternatively, stockholders may vote their shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by proxy at the Annual Meeting by using the toll-free telephone number or the internet voting website provided for this purpose. Specific voting instructions regarding the telephone and internet voting options are included on the enclosed proxy card. Stockholders who vote by telephone or via the internet do not need to also return a proxy card.

     Valid proxies will be voted as specified thereon at the Annual Meeting. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise by (i) delivering prior to the Annual Meeting a written notice of revocation to Timothy W. Korth, General Counsel, Senior Vice President — Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly completed, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the Directors to serve on the Board until the 2008 Annual Meeting of Stockholders and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005.

     This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent to stockholders on or about April 14, 2005.

ANNUAL REPORT

     This Proxy Statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2004, including financial statements audited by Ernst & Young LLP, the Company’s independent registered public accounting firm, and their report thereon, dated February 9, 2005.

VOTING SECURITIES AND RECORD DATE

     Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 31, 2005 (the “Record Date”) with respect to (i) the election of the two Directors to serve on the Board until the 2008 Annual Meeting of Stockholders, (ii) the ratification and appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005 and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournment thereof. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining whether a quorum is present at the Annual Meeting and each is tabulated separately. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. The election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm are proposals for which brokers do have discretionary voting authority. In addition, the shares of

Common Stock represented by valid proxies that abstain with respect to any matter will not be counted as an affirmative vote in determining whether the requisite vote of the shares was cast in favor of that matter.

     The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of Directors, a plurality of the votes cast at the Annual Meeting and (ii) for the ratification of the appointment of the Company’s independent registered public accounting firm, a majority of the shares of Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote therein.

     As of the Record Date, the Company had issued and outstanding 82,385,443 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

     In accordance with the Company’s Amended and Restated Articles of Incorporation (the “Charter”) and Bylaws, the Board is currently comprised of seven Directors, Stewart Zimmerman, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir, Alan L. Gosule and George H. Krauss, and is divided into three classes, with Messrs. Blank and Buchanan constituting the Class I Directors, Messrs. Dahir and Krauss constituting the Class II Directors and Messrs. Zimmerman, Brodsky and Gosule constituting the Class III Directors. One class of Directors is elected at each annual meeting of the Company’s stockholders for a term of three years. Each Director holds office until his successor has been duly elected and qualified or the Director’s earlier resignation, death or removal. The term of the Board’s Class I Directors expires at the Annual Meeting. The terms of the other two classes of Directors expire at the 2006 Annual Meeting of Stockholders (Class II Directors) and the 2007 Annual Meeting of Stockholders (Class III Directors).

     Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Messrs. Blank and Buchanan have been nominated by the Board to stand for re-election as Class I Directors by the holders of Common Stock at the Annual Meeting to serve until the 2008 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Blank and Buchanan as Class I Directors, unless authority to so vote is withheld. If the candidacy of Messrs. Blank or Buchanan should, for any reason, be withdrawn, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by the Board. The Board has no reason to believe that, if elected, Messrs. Blank or Buchanan will be unable or unwilling to serve as a Class I Director.

Nominees for Election as Class I Directors

     The following information is furnished regarding the nominees for election as Class I Directors by the holders of Common Stock.

     Stephen R. Blank, 59, has served as a Director of the Company since 2002. Since 1998, Mr. Blank has been Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate developmental policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director – Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director – Real Estate Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group. Mr. Blank also serves as a member of the boards of directors of WestCoast Hospitality Corporation and BNP Residential Trust, Inc., as a member of the boards of trustees of Atlantic Realty Trust and Ramco-Gershenson Properties Trust, and as a member of the board of advisors of Paloma LLC, the general partner of Simpson Housing Limited Partnership.

     Edison C. Buchanan, 50, has served as a Director of the Company since 2004. Since 2001, Mr. Buchanan has been Corporate Advisor at The Trust for Public Land, a non-profit land conservation organization. In 2000, Mr. Buchanan served as Managing Director and Head of the Domestic Real Estate Investment Banking Group of Credit Suisse First Boston. From 1997 to 2000, he was a Managing Director in the Real Estate Investment Banking Group at Morgan Stanley Dean Witter & Co. From 1981 to 1997, Mr. Buchanan was a Managing Director of various groups in the Investment Banking Division at Dean Witter Reynolds, Inc. Mr. Buchanan also serves as a member of the board of directors of Pioneer Natural Resources Co. and Rio Grande School and as Chairman of the board of directors of The Commonweal Conservancy.

     The Board recommends a vote FOR the election of Messrs. Blank and Buchanan as Class I Directors of the Company. Proxies submitted by stockholders will be voted FOR Messrs. Blank and Buchanan unless otherwise instructed.

Continuing Class II Directors

     The following information is furnished regarding the Company’s Class II Directors (who will continue to serve on the Board until the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified).

     Michael L. Dahir, 56, has served as a Director of the Company since 1998. Since 2004, Mr. Dahir has been the Chairman and Chief Executive Officer of Omaha State Bank in Omaha, Nebraska and, from 1988 to 2004, he served as its President and Chief Executive Officer. From 1974 to 1988, Mr. Dahir held various positions with Omaha National Bank, including Vice President, Investment Department Head, Senior Vice President and Chief Financial Officer of FirsTier Holding Company, which acquired Omaha National in 1984. Mr. Dahir is a non-practicing certified public accountant. Mr. Dahir is Chairman of the Jesuit Partnership Council of Omaha, serves on the board of Catholic Charities and is the President of the Omaha, Nebraska chapter of Legatus.

     George H. Krauss, 63, has served as a Director of the Company since 1997. Mr. Krauss has been a consultant to America First Companies, L.L.C. (“America First”) since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993, and continues to be Of Counsel to such firm. Mr. Krauss has extensive experience in corporate, merger and acquisition and regulatory matters. In addition to his legal education, Mr. Krauss has a Masters of Business Administration and is a registered Professional Engineer. Mr. Krauss currently serves as a member of the boards of directors of Gateway, Inc., West Corporation and America First Apartment Investors, Inc. Mr. Krauss is also on the board of managers of America First Companies, L.P., which is the general partner of America First Tax Exempt Investors, L.P.

Continuing Class III Directors

     The following information is furnished regarding the Company’s Class III Directors (who will continue to serve on the Board until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified).

     Stewart Zimmerman, 60, has served as Chief Executive Officer, President and a Director of the Company since 1997 and was appointed Chairman of the Board in March 2003. From 1989 through 1997, he initially served as a consultant to The America First Companies and became Executive Vice President of America First. During such time, he held a number of positions: President and Chief Operating Officer of America First REIT, Inc., and President of several America First mortgage funds, including America First Participating/Preferred Equity Mortgage Fund, America First PREP Fund 2, America First PREP Fund II Pension Series Limited Partnership, Capital Source L.P., Capital Source II L.P.A, America First Tax Exempt Mortgage Fund Limited Partnership and America First Tax Exempt Fund 2 Limited Partnership. From 1986 through 1989, Mr. Zimmerman served as a Managing Director and Director of Security Pacific Merchant Bank. From 1982 through 1986, Mr. Zimmerman served as First Vice President of EF Hutton & Company, Inc. From 1980 through 1982, Mr. Zimmerman was employed by First Pennco Securities and Cralin & Company. From 1977 to 1980, he served as Vice President of Lehman Brothers. Prior to that time, Mr. Zimmerman was an officer of Bankers Trust Company as well as Vice President of Zenith Mortgage Company.

     James A. Brodsky, 59, has served as a Director of the Company since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Sidman Kider PC in Washington, D.C. and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly traded and privately held national and regional single-family residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac, Ginnie Mae and investment bankers), mergers and acquisitions, asset purchases and sales, mortgage compliance issues, and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He is also the Chairman of the board of directors of the Montgomery Housing Partnership (the largest private not-for-profit developer, owner and manager of affordable housing communities in Montgomery County, Maryland) and Co-Founder and Co-Chairman of the Washington Area Housing Trust Fund (a million-dollar revolving fund resource for the preservation and re-development of affordable housing in the Washington, D.C. area).

     Alan L. Gosule, 64, has served as a Director of the Company since 2001. Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York, New York and has practiced law with such firm and its predecessor since 1991. He serves as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas. Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s Management Committee and the Chairman of the Tax Department. Mr. Gosule also serves as a member of the board of directors of Home Properties, Inc., as well as a member of the board of advisors of Paloma LLC, the general partner of Simpson Housing Limited Partnership, and a voting trustee of F.L. S/S Putnam Investment Management Company.

     In accordance with the Company’s Bylaws, vacancies occurring on the Board as a result of (i) the removal from office, resignation, retirement, death or disqualification of a Director may be filled by either the stockholders of the Company or a majority of the remaining Directors and (ii) an increase in the number of Directors serving on the Board may be filled by either the stockholders of the Company or a majority of the entire Board.

     There is no familial relationship among any of the members of the Board or executive officers of the Company, except that Ronald A. Freydberg, the Company’s Executive Vice President and Chief Portfolio Officer, and William S. Gorin, the Company’s Executive Vice President and Chief Financial Officer, are brothers-in-law.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Ernst & Young LLP has audited the Company’s financial statements since the 2003 fiscal year. The Board is requesting that the Company’s stockholders ratify this appointment of Ernst & Young LLP.

     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of the independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of the independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     On March 13, 2003, the Company terminated its relationship with PricewaterhouseCoopers LLP, its former independent registered public accounting firm, and retained Ernst & Young LLP as its independent registered public accounting firm. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand L.L.P., had served as the Company’s independent registered public accounting firm since the Company was formed in 1997. The Board and the Audit Committee approved the Company’s change in the independent registered public accounting firm.

     The audit reports of PricewaterhouseCoopers LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2002 and 2001 and through March 13, 2003, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused them to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2002 and 2001 and through March 13, 2003, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

     The Company provided PricewaterhouseCoopers LLP with a copy of the foregoing paragraph prior to filing its Current Report on Form 8-K containing such disclosure with the Securities and Exchange Commission (“SEC”) and requested that PricewaterhouseCoopers LLP furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of PricewaterhouseCoopers LLP’s letter to the SEC expressing its agreement with the above statements, dated March 19, 2003, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, dated March 19, 2003.

     The audit reports of Ernst & Young LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

     The following table summarizes the aggregate fees (including related expenses) billed to the Company for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2003.

	Fiscal Year Ended December 31,

	2004	2003

Audit Fees(1)	$549,000	$184,000
Audit-Related Fees(2)	–	–
Tax Fees(3)	20,000	20,000
All Other Fees(4)	–	–

Total	$569,000	$204,000

(1)

Both 2004 and 2003 Audit Fees include: (i) the audit of the Company’s consolidated financial statements included in its annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit. Audit Fees for 2004 also include the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	There were no Audit-Related Fees incurred in 2004 or 2003.

(3)	Tax Fees include tax compliance, tax planning, tax advice and related tax services.

(4)	There were no other professional services rendered in 2004 or 2003.

     All audit, tax and other services provided to the Company were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

     The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005. Proxies submitted by stockholders will be voted FOR this ratification unless otherwise instructed.

BOARD, COMMITTEE MEETINGS, AUDIT
COMMITTEE REPORT AND COMPENSATION OF DIRECTORS

Board and Committees of the Board

     The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2004, the Board held ten meetings and acted four times by written consent in lieu of a meeting. Each of the Company’s Directors attended at least 75% of the meetings of the Board and of the Board’s committees on which they served during 2004. All Directors then serving on the Board attended the Company’s 2004 Annual Meeting of Stockholders. The Board’s policy, as set forth in the Company’s Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each Director at all meetings of the Company’s stockholders.

     The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee.

     Audit Committee. Stephen R. Blank (Chairman), Edison C. Buchanan and Michael L. Dahir are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the New York Stock Exchange (“NYSE”) listing standards, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. The Board has also determined that Messrs. Blank and Dahir qualify as “audit committee financial experts” for purposes of, and as defined by, SEC rules (see “Election of Directors” in this Proxy Statement for a description of their relevant business experience) and have accounting or related financial management expertise as required by NYSE listing standards. The Audit Committee, which met nine times during 2004, is responsible for, among other things, engaging the Company’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal controls, accounting and reporting practices and assessing the quality and integrity of the Company’s consolidated financial statements. In accordance with its written charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee, and the Audit Committee reviews and evaluates the scope of all non-auditing services to be provided by the Company’s independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on the Company’s website at www.mfa-reit.com.

     Compensation Committee. James A. Brodsky (Chairman), Stephen R. Blank and Edison C. Buchanan are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met five times during 2004, is responsible for, among other things, overseeing the approval, administration and evaluation of the Company’s compensation plans, policies and programs and reviewing the compensation of the Company’s Directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on the Company’s website at www.mfa-reit.com.

     Nominating and Corporate Governance Committee. Michael L. Dahir (Chairman), James A. Brodsky and Edison C. Buchanan are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met three times during 2004, is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to be elected at each annual meeting of the Company’s stockholders, recommending to the Board the director nominees to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to the Company and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate

Governance Committee are set forth in its written charter, which is available for viewing on the Company’s website at www.mfa-reit.com.

     Investment Committee. Stewart Zimmerman (Chairman), Michael L. Dahir and Alan Gosule are currently the members of the Investment Committee. The Investment Committee, which met once in 2004, is responsible for, among other things, overseeing the Company’s compliance with its investment strategy and other financial operating policies.

Report of the Audit Committee

     The Audit Committee of the Board has furnished the following report for the 2004 fiscal year.

     The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

     Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Company’s management and the independent registered public accounting firm.

     The Audit Committee held nine meetings during 2004. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent registered public accounting firm, Ernst & Young LLP.

     The Audit Committee reviewed and discussed the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. The Audit Committee discussed with Ernst & Young LLP and the Company’s internal auditors, Grant Thornton LLP, the overall scope and plans for their respective audits. The Audit Committee met with Ernst & Young LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

     The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004 with management and Ernst & Young LLP. The Audit Committee also reviewed and discussed with management, Ernst & Young LLP and Grant Thornton LLP management’s annual report on the Company’s internal control over financial reporting and the attestation report prepared by Ernst & Young LLP. The Audit Committee also discussed with management and Ernst & Young LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the processes used to support management’s annual report on the Company’s internal control over financial reporting. As a result of these discussions, the Audit Committee believes that the Company maintains an effective system of accounting controls that allows it to prepare financial statements that fairly present the Company’s financial position and results of its operations. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

     Ernst & Young LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. The Audit Committee discussed with Ernst & Young LLP their independence from the Company. When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the tax services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Audit Committee received regular updates on the amount of fees and scope of audit and tax services provided.

     Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005 and is presenting the selection to the Company’s stockholders for ratification.

Respectfully submitted,

Stephen R. Blank, Chairman Edison C. Buchanan Michael L. Dahir

Compensation of Directors

     The Company pays an annual fee of $40,000 to the nonemployee Directors serving on the Board. In addition, any nonemployee Director who serves as (i) the Chairman of the Audit Committee is paid an additional annual fee of $10,000 and/or (ii) the Chairman of any of the Board’s other committees is paid an additional annual fee of $5,000. The nonemployee Directors also receive a fee of $1,000 for each annual, quarterly or special meeting of the Board that they attend and $500 for each telephonic meeting of the Board in which they participate. Nonemployee Directors are eligible to participate in the Company’s Amended and Restated 2003 Nonemployee Directors’ Deferred Compensation Plan (the “Nonemployee Director Plan”), which allows participants to elect to defer receipt of 50% or 100% of their $40,000 annual fee and 100% of their meetings fees. Directors are also eligible to receive grants of non-qualified stock options (“NQSOs”), restricted stock, phantom units and dividend equivalent rights (“DERs”) under the Company’s 2004 Equity Compensation Plan. On August 10, 2004, each nonemployee Director was granted NQSOs to purchase 5,000 shares of Common Stock and 1,250 DERs under the 2004 Equity Compensation Plan. Directors who are employees of the Company are not paid a director fee. The Company reimburses all Directors for travel and other expenses incurred in connection with their activities on behalf of the Company.

GOVERNANCE OF THE COMPANY

Role of the Board

     Pursuant to the Company’s Charter and Bylaws and the Maryland General Corporation Law, the business, assets and affairs of the Company are managed by the Company’s Chief Executive Officer and other executive officers under the direction and oversight of the Board. The Board has the responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but is not involved in its day-to-day operations. Members of the Board keep informed of the Company’s business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the Company’s Chief Executive Officer and other executive officers.

Corporate Governance Guidelines

     The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are Board composition, Board functions and responsibilities, Board committees, Director qualification standards, access to management and independent advisors, Director compensation, management succession, Director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Guidelines and will recommend, as appropriate, proposed changes to the Board. The Guidelines are available for viewing on the Company’s website at www.mfa-reit.com. The Company will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Timothy W. Korth, General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st floor, New York, New York 10022.

Director Independence

     The Guidelines provide that a majority of the Directors serving on the Board must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of Directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that four of the Company’s seven current Directors, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan and Michael L. Dahir, qualify as independent Directors under NYSE listing standards and the Independence Standards. The Independence Standards are attached hereto as Appendix A and are available for viewing on the Company’s website at www.mfa-reit.com.

Code of Business Conduct and Ethics

     The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to the Company’s Directors, executive officers and employees. The Code of Conduct was designed to assist Directors, executive officers and employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with the Company’s policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of the Company’s assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Board. The Code of Conduct is available for viewing on the Company’s website at www.mfa-reit.com. The Company will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Timothy W. Korth, General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st floor, New York, New York 10022.

Communications with the Board

     The Board has established a process by which stockholders and/or other interested parties may communicate in writing with the Company’s Directors, a committee of the Board, the Board’s nonemployee Directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to Timothy W. Korth, General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of the Secretary, are not required, however, to be forwarded to the Directors. The Board has approved this communication process.

Identification of Director Candidates

     In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating Director candidates for the Board and for recommending Director candidates to the Board for consideration as nominees to stand for election at the Company’s annual meetings of stockholders.

     The Company seeks highly qualified Director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. Director candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews Director candidates with the objective of assembling a slate of Directors that can best fulfill and promote the Company’s goals, regardless of gender or race, and recommends Director candidates based upon contributions they can make to the Board and management and their ability to represent the long-term interests of the Company and its stockholders.

     Stockholders of record of the Company who comply with the notice procedures outlined under “Submission of Stockholder Proposals” in this Proxy Statement may recommend Director candidates for evaluation and consideration by the Nominating and Corporate Governance Committee. Stockholders may make recommendations at any time, but recommendations of Director candidates for consideration as Director nominees at the Company’s annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date on which the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to submit a Director candidate for consideration for nomination at the Company’s 2006 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than December 15, 2005. The written notice must demonstrate that it is being submitted by a stockholder of record of the Company and include information about each proposed Director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each Director candidate’s consent to serve as a Director and contact information for each Director candidate so that his or her interest can be verified and, if necessary, to gather further information.

     The Nominating and Corporate Governance Committee accepts stockholder recommendations of Director candidates and applies the same standards in considering Director candidates submitted by stockholders as it does in evaluating Director candidates submitted by members of the Board. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies Director candidates and evaluates such Director candidates under established criteria based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Nominating and Corporate Governance Committee determines, in consultation with other Directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about the Director candidate’s background and experience, including by means of interviews. The Nominating and Corporate Governance Committee will then evaluate the Director candidate further, again using the established evaluation criteria. The Nominating and Corporate Governance Committee receives input on such Director candidates from other Directors, including the Chairman of the Board, and recommends Director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying Director candidates or gathering information regarding the background and experience of Director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Executive Sessions of Nonemployee Directors

     In accordance with the Guidelines, the nonemployee Directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. The executive sessions of the Board are presided over by Alan L. Gosule.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

     The following table sets forth certain information regarding the annual and long-term compensation paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total salary and bonus paid with respect to acting as an executive officer of the Company during 2004 exceeded $100,000 (collectively, the “Named Executive Officers”).

			Annual Compensation(1)				Long-Term Compensation

							Awards

Name and Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)		Securities Underlying Options/SARs (#)

Stewart Zimmerman,	2004		$1,000,000	$400,000	$26,173	(3)	–
Chairman of the Board, Chief Executive Officer	2003		$941,249	$200,000	$25,352	(4)	185,000
and President	2002		$533,333	$356,816	$24,354	(5)	–

Ronald A. Freydberg,	2004		$750,000	$250,000	$26,918	(3)	–
Executive Vice President and Chief Portfolio	2003		$732,166	$110,000	$27,866	(4)	100,000
Officer	2002		$403,333	$231,191	$24,757	(5)	–

William S. Gorin,	2004		$750,000	$250,000	$27,598	(3)	–
Executive Vice President and Chief Financial	2003		$732,166	$150,000	$27,866	(4)	100,000
Officer	2002		$403,333	$231,191	$24,757	(5)	–

Timothy W. Korth,	2004		$225,000	$125,000	$25,701	(3)	50,000
General Counsel, Senior Vice President –	2003	(6)	$95,454	$75,000	$7,632	(4)	–
Business Development and Secretary	2002		–	–	–		–

Teresa D. Covello,	2004		$180,000	$120,000	$26,367	(3)	–
Senior Vice President, Chief Accounting Officer	2003		$146,667	$65,000	$25,702	(4)	50,000
and Treasurer	2002		$136,250	$78,441	$23,143	(5)	–

(1)

Includes amounts contributed to the Company’s 2003 Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”). Other than the salary, bonus and other amounts set forth above, no Named Executive Officer received any other form of annual compensation required to be reported under the rules of the SEC.

(2)	Excludes de minimus amounts associated with miscellaneous personal use of office computers and Blackberrys provided for business purposes.

(3)	Amounts received in 2004 for each of the Named Executive Officers are as follows:

	Health Insurance	401(k) Plan Company Match	Disability and Life Insurance	Dental Insurance	Total

Stewart Zimmerman	$11,286	$8,000	$5,825	$1,063	$26,173
Ronald Freydberg	$16,375	$8,000	$1,030	$1,513	$26,918
William Gorin	$16,375	$8,000	$1,710	$1,513	$27,598
Timothy Korth	$16,375	$7,075	$738	$1,513	$25,701
Teresa Covello	$16,375	$8,000	$479	$1,513	$26,367

(4)	Amounts received in 2003 for each of the Named Executive Officers are as follows:

	Health Insurance	401(k) Plan Company Match	Disability and Life Insurance	Dental Insurance	Total

Stewart Zimmerman	$10,241	$8,000	$5,715	$1,396	$25,352
Ronald Freydberg	$14,851	$8,000	$2,762	$2,254	$27,867
William Gorin	$14,851	$8,000	$2,762	$2,254	$27,867
Timothy Korth	$6,188	–	$505	$939	$7,632
Teresa Covello	$14,851	$8,000	$597	$2,254	$25,702

(5)	Amounts received in 2002 for each of the Named Executive Officers are as follows:

	Health Insurance	401(k) Plan Company Match	Disability and Life Insurance	Dental and Vision Insurance	Total

Stewart Zimmerman	$8,451	$8,000	$6,843	$1,061	$24,355
Ronald Freydberg	$13,171	$8,000	$1,953	$1,634	$24,758
William Gorin	$13,171	$8,000	$1,953	$1,634	$24,758
Timothy Korth	–	–	–	–	–
Teresa Covello	$13,171	$8,000	$338	$1,634	$23,143

(6)	Mr. Korth joined the Company on August 1, 2003.

Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning the stock options (the “Options”) granted to the Named Executive Officers during 2004.

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date	Grant Date Present Value ($)(2)

Stewart Zimmerman	–	–	–	–	–
Ronald A. Freydberg	–	–	–	–	–
William S. Gorin	–	–	–	–	–
Timothy W. Korth	50,000	100%	$ 10.23	2/2/14	$ 224,425
Teresa D. Covello	–	–	–	–	–

(1)

Options have a ten-year term and vest in four equal annual installments beginning on the date of grant. As described in the Company’s 2004 Equity Compensation Plan, vesting will be accelerated upon the occurrence of a change in control.

(2)

The Black-Scholes option pricing model was chosen to estimate the grant date present value of the Options set forth in this table. The use of this model should not be construed as an endorsement of its accuracy at valuing Options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the Options in this table depends upon the actual changes in the market price of the Common Stock during the applicable period. The model assumes: (a) an Option term of seven years on average, which represents anticipated exercise trends for the Named Executive Officers; (b) an average risk-free interest rate of 3.77%; (c) an average volatility of approximately 34.5% calculated using average weekly stock prices for the five years prior to the grant date; and (d) a dividend yield of 0% (as DERs were attached to the Option grant).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information concerning the number and value of exercised and unexercised Options held by the Named Executive Officers on December 31, 2004.

Name(1)	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(3)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Stewart Zimmerman	–	–	292,500	92,500	$ 394,500	–
Ronald A. Freydberg	–	–	120,000	50,000	–	–
William S. Gorin	–	–	130,000	50,000	–	–
Timothy W. Korth	–	–	12,500	37,500	–	–
Teresa D. Covello	–	–	25,000	25,000	–	–

(1)	No stock appreciation rights are held by any of the Named Executive Officers.

(2)

At December 31, 2004, the number of unexercised Options that had been granted to the Named Executive Officers with DERs attached were: (a)  285,000 Options for Mr. Zimmerman (of which 192,500 DERs were vested); (b) 170,000 Options for Mr. Freydberg (of which 120,000 DERs were vested); (c) 180,000 Options for Mr. Gorin (of which 130,000 DERs were vested); (d) 50,000 Options for Mr. Korth (of which 12,500 DERs were vested); and (e) 50,000 Options for Ms. Covello (of which 25,000 DERs were vested).

(3)

In accordance with the rules of the SEC, values are calculated by subtracting the exercise price of an Option from the fair market value of the underlying Common Stock. At December 31, 2004, the exercise prices of all outstanding Options ranged from $4.875 to $10.25. For purposes of this table, the fair market value of the Common Stock is deemed to be $8.82, the closing price of the Common Stock reported on the NYSE on December 31, 2004.

Equity Compensation Plan Information

     The following table sets forth certain information about the Common Stock available for issuance under the Company’s 2004 Equity Compensation Plan as of December 31, 2004.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Available for Future Issuance

Equity Compensation Plans Approved by
Stockholders	1,087,000	$9.34	2,413,000
Equity Compensation Plans Not Approved by
Stockholders(1)	–	–	–

Total	1,087,000	$9.34	2,413,000

(1)	The Company has not adopted any “equity compensation plans” as defined in the applicable SEC rules which have not been approved by its stockholders.

Long-Term Incentive Plans and Other Matters

     2004 Equity Compensation Plan. During the second quarter of 2004, the Company adopted the 2004 Equity Compensation Plan, as approved by the Company’s stockholders, which amended and restated the Company’s Second Amended and Restated 1997 Stock Option Plan. In accordance with the terms of the 2004 Equity Compensation Plan, Directors, officers and employees of the Company and any of its subsidiaries and other persons expected to provide significant services (of a type expressly approved by the Compensation Committee of the Board as covered services for these purposes) to the Company and any of its subsidiaries are eligible to be granted Options, restricted stock, phantom shares, DERs and other stock-based awards under the 2004 Equity Compensation Plan.

     In general, subject to certain exceptions, stock-based awards relating to a maximum of 3,500,000 shares of Common Stock may be granted under the 2004 Equity Compensation Plan; forfeitures and/or awards that expire unexercised do not count towards such limit. Subject to certain exceptions, a participant may not receive stock-based awards relating to greater than 500,000 shares of Common Stock in any one year and no award may be granted to any person who, assuming exercise of all Options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the Company’s capital stock. Unless previously terminated by the Board, awards may be granted under the 2004 Equity Compensation Plan until the tenth anniversary of the date that the Company’s stockholders approved such plan.

     A DER is a right to receive, as specified by the Compensation Committee at the time of grant, a distribution equal to the cash dividend distributions paid on a share of Common Stock. DERs may be granted separately or together with other awards and are paid in cash or other consideration at such times and in accordance with such rules as the Compensation Committee shall determine in its discretion.

     Pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), in order for Options granted under the 2004 Equity Compensation Plan and vesting in any one calendar year to qualify as incentive stock options (“ISOs”) for tax purposes, the market value of the Common Stock, as determined on the date of grant, to be received upon exercise of such Options shall not exceed $100,000 during any such calendar year. The exercise price of an ISO may not be lower than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the Common Stock on the date of grant. In addition, the exercise price for all other Options issued under the 2004 Equity Compensation Plan may not be less than the fair market value on the date of grant. Each Option is exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant. Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

     As of March 31, 2005, under the Company’s 2004 Equity Compensation Plan, there were outstanding (i) Options to acquire (a) a total of 100,000 shares of Common Stock at a purchase price of $4.875 per share, (b) a total of 330,000 shares of Common Stock at a purchase price of $9.375 per share, (c) a total of 452,000 shares of Common Stock at a purchase price of $10.25 per share, (d) a total of 50,000 shares of Common Stock at a purchase price of $10.23 per share and (e) a total of 30,000 shares of Common Stock at a purchase price of $8.40 per share and (ii) a total of 964,500 DERs. During 2004, 80,000 Options were granted, no Options were exercised and 5,250 Options expired or were terminated. As of March 31, 2005, Options for 2,538,000 shares of Common Stock remained available for grant to eligible participants under the Company’s 2004 Equity Compensation Plan. During 2004, the Company did not reprice any outstanding Options for any of the Named Executive Officers.

     Deferred Plans. On December 19, 2002, the Board adopted the Company’s Senior Officers Plan and the Nonemployee Director Plan (collectively, the “Deferred Plans”). Under the Deferred Plans, nonemployee Directors and officers of the Company may elect to defer a percentage of their compensation earned subsequent to December 31, 2002. The Deferred Plans are intended to provide nonemployee Directors and executive officers of the Company with an opportunity to defer up to 100% of certain compensation, as defined in the Deferred Plans, while at the same time aligning their interests with the interests of stockholders. Under the Deferred Plans, amounts deferred are deemed to be converted into “stock units” of the Company, which do not represent capital stock of the Company, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts increase or decrease in value as would equivalent shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. At December 31, 2004, a total of $399,000 had been deferred by the Company’s nonemployee Directors and executive officers under the Deferred Plans, which, as of such date, represented stock units having a value of $407,676. The Deferred Plans are non-qualified plans under the Employee

Retirement Income Security Act of 1974, as amended, and are not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of the Company.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     With respect to the Named Executive Officers, the Company entered into (i) employment agreements with Messrs. Zimmerman, Freydberg and Gorin as of August 1, 2002 and subsequently amended such agreements as of September 25, 2003 with respect to Messrs. Zimmerman and Gorin and as of March 30, 2004 with respect to Mr. Freydberg, (ii) an employment agreement with Mr. Korth as of August 1, 2003 and (iii) an employment agreement with Ms. Covello as of November 1, 2003.

     The employment agreements for Messrs. Zimmerman, Freydberg and Gorin provide that the annual salaries to be paid to Messrs. Zimmerman, Freydberg and Gorin will be equal to 0.25%, 0.20% and 0.20%, respectively, of the Company’s tangible net worth, which will be calculated on a semi-annual basis on each June 30 and December 31. In the event that the Company’s annualized return on equity for any given six-month period were to fall below 10%, the salaries to be paid to Messrs. Zimmerman, Freydberg and Gorin with respect to the following six-month period would be adjusted downward to equal (i) 0.2375%, 0.19% and 0.19%, respectively, of the Company’s tangible net worth if the Company’s annualized return on equity was between 10% and 5% and (ii) 0.225%, 0.18% and 0.18%, respectively, of the Company’s tangible net worth if its annualized return on equity was less than 5%. Notwithstanding the foregoing, the annual base salaries payable to Messrs. Zimmerman, Freydberg and Gorin pursuant to the employment agreements will in no event exceed $1,000,000, $750,000 and $750,000, respectively. In addition, the employment agreements provide for a performance bonus to be paid to Messrs. Zimmerman, Freydberg and Gorin based on the determination of the Compensation Committee as to the amount, manner and timing of such bonus payment. The employment agreements for Messrs. Zimmerman, Freydberg and Gorin each have a term of three years, subject to earlier termination in certain circumstances, and are scheduled to expire on July 31, 2006. Each of the employment agreements for Messrs. Zimmerman, Freydberg and Gorin also provides that, upon the occurrence of a change in control of the Company, each of Messrs. Zimmerman, Freydberg and Gorin, respectively, is eligible for the following benefits if his employment is terminated, if he resigns for any reason within three months of a change in control, or if he is terminated for any reason other than for cause or due to his resignation of employment for good reason within twelve months of a change in control: (a) an amount equal to 300% of his then current base salary and bonus for the preceding year, (b) all of his Options shall immediately vest and become exercisable for a period of 90 days from the date of termination, and (c) he shall continue to participate in all health, life insurance, retirement and other benefit programs at the Company’s expense for the balance of the term of his employment agreement. Each of Messrs. Zimmerman, Freydberg and Gorin is eligible to participate in the 2004 Equity Compensation Plan and the Senior Officers Plan.

     The employment agreement for Mr. Korth provides for an annual salary of $225,000 and an opportunity to earn a performance bonus as determined appropriate by the Chief Executive Officer and approved by the Compensation Committee; provided, however, that, with respect to the first year of the agreement’s term, such performance bonus will not be less than $75,000. The employment agreement for Mr. Korth has a term of two years, subject to earlier termination in certain circumstances, and is scheduled to expire on July 31, 2005. Subject to certain provisions in the agreement, upon the occurrence of a change in control of the Company, Mr. Korth is eligible for the following benefits if he is terminated without cause within two months of a change in control, resigns his employment for any reason within three months of a change in control or is terminated for any reason other than for cause or resigns for good reason within twelve months of a change in control: (a) an amount equal to 100% of his then current base salary and bonus for the preceding year, (b) all of his Options shall immediately vest and become exercisable for a period of 90 days from the date of termination, subject to certain conditions, and (c) he and his immediate family shall continue to participate in all health, life insurance, retirement and other benefit programs at the Company’s expense for the balance of the term of his employment agreement. Mr. Korth is also eligible to participate in the 2004 Equity Compensation Plan and the Senior Officers Plan.

     The employment agreement for Ms. Covello provides for an annual salary of $180,000 and an opportunity to earn a performance bonus as determined appropriate by the Chief Executive Officer or the Chief Financial Officer and approved by the Compensation Committee. The employment agreement for Ms. Covello has a term of two years, subject to earlier termination in certain circumstances, and is scheduled to expire on October 31, 2005. Subject to certain provisions in the agreement, upon the occurrence of a change in control of the Company, Ms. Covello is eligible for the following benefits if she is terminated without cause within two months of a change in control, resigns her employment for any reason within three months of a change in control or is terminated for any reason other than for cause or resigns for good reason within twelve months of a change in control: (a) an amount equal to 200% of her then current base salary and bonus for the preceding year, (b) all of her Options shall immediately vest and become exercisable for a period of 90 days from the date of termination, subject to certain conditions, and (c) she shall continue to participate in all health, life insurance, retirement and other benefit programs at the Company’s expense for the balance of the term of her employment agreement. Ms. Covello is also eligible to participate in the 2004 Equity Compensation Plan and the Senior Officers Plan.

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board has furnished the following report on executive compensation for the 2004 fiscal year.

     Compensation Governance. The Compensation Committee is responsible to the Board and to the Company’s Stockholders for approving compensation awarded to the Company’s Chief Executive Officer and other senior executive officers. The Compensation Committee authorizes all awards under the Company’s 2004 Equity Compensation Plan and operates under a written charter adopted by the Board.

     Compensation Philosophy. The Company’s compensation programs are designed to attract, motivate and retain senior executive officers critical to the Company’s long-term success and the creation of stockholder value. The Compensation Committee’s fundamental philosophy is to closely link these compensation programs with the achievement of annual and long-term performance goals. The Compensation Committee believes that compensation decisions are complex and best made after a deliberate review of Company performance and industry compensation levels. The Compensation Committee awards compensation that is based upon Company and individual performance and is designed to motivate the Company’s senior executive officers to achieve strategic business objectives and to continue to perform at the highest levels in the future.

     In approaching the Company’s compensation programs available to senior executive officers, the Compensation Committee focuses on three main components: (i) base salary; (ii) performance-based annual bonuses; and (iii) periodic grants of long-term stock-based compensation under the Company’s 2004 Equity Compensation Plan, such as Options, restricted stock, phantom shares, DERs and other stock-based awards.

     In 2004, the Compensation Committee initiated a comprehensive review of the Company’s senior executive compensation practices, with a goal of confirming (or helping assure) that the Company’s senior executive compensation policies remain aligned with the goal of enhancing stockholder value through programs that attract, motivate and retain key executives. To assist in this review, the Compensation Committee retained an independent executive compensation consultant (the “Consultant”) to provide independent insights to the Compensation Committee on executive compensation matters, both generally and within the Company’s industry. It is the intent and plan of the Compensation Committee to continue, with the advice and assistance of the Consultant, to devote extensive attention to considering and, as appropriate, amending the Company’s approach to senior executive compensation practices to meet this goal.

     The Compensation Committee has determined to maximize the tax deductibility of compensation payments to the Company’s executive officers under Section 162(m) of the Code and the regulations thereunder. Section 162(m) imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to its executive officers. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. In this regard, grants under the Company’s 2004 Equity Compensation Plan will generally be intended to be qualified performance-based compensation and the Compensation Committee has the authority to structure other awards thereunder as qualified performance-based compensation for these purposes. The Compensation Committee may, however, authorize payments to executive officers that may not be fully deductible if it believes such payments are in the interests of the Company and its stockholders.

     Executive Officer Compensation for 2004 Fiscal Year. The Compensation Committee reviews the compensation packages and employment agreements of the Company’s senior executive officers and makes recommendations to the Board regarding such compensation programs. Historically, the Company’s senior executive officers have received annual compensation (excluding employee benefits) comprised of base salary and incentive compensation consisting of cash bonuses and/or equity-based awards (Options and DERs). As in the past, during the 2004 fiscal year, the base salaries and annual performance bonuses for the Company’s executive officers took into consideration a variety of qualitative and quantitative factors, including, but not limited to, the nature and responsibility of the position, the experience of the individual senior executive officer, the performance of the individual and of the Company, and the recommendations of the Company’s Chief Executive Officer (except in the case of his own compensation).

     In addition, in making its determinations with respect to 2004 performance bonus recommendations, the Compensation Committee also considered the following: (i) a recognition that 2004 was a transition year for the Company as the Compensation Committee undertakes a comprehensive review, on a going forward basis, of the Company’s approach to senior executive compensation practices; (ii) a desire to begin the process, with the assistance of the Consultant, of better aligning the overall compensation paid to the Company’s senior executive officers with that paid to the senior executive officers of other comparable companies in the Company’s industry while maintaining a relative balance in the compensation levels paid to the Company’s senior executive officers; (iii) the desirability and practical necessity of recognizing superior performance and motivating continued high levels of performance during 2005 when it is anticipated that the Company will face a more challenging business environment; and (iv) the retention of senior executive employees.

     All of the Company’s senior executive officers are employed pursuant to employment agreements, which are described under “Executive Compensation – Employment Contracts and Termination and Change-in-Control Arrangements” in this Proxy Statement. During 2004, pursuant to the terms of his employment agreement, Timothy W. Korth was awarded 50,000 Options and related DERs under the Company’s 2004 Equity Compensation Plan.

     CEO Compensation for 2004 Fiscal Year. Stewart Zimmerman, the Company’s Chief Executive Officer, is compensated pursuant to an employment agreement that became effective on August 1, 2002 and that subsequently was amended on September 25, 2003 to extend its term for an additional year (as amended, the “CEO Employment Agreement”). The CEO Employment Agreement was originally negotiated by the Compensation Committee on behalf of the Company, after discussions with independent compensation consultants. The CEO Employment Agreement was approved by the Board upon the recommendation of the Compensation Committee. For the year ended December 31, 2004, Mr. Zimmerman, as Chief Executive Officer of the Company, received a base salary of $1 million, as called for under the terms of the CEO Employment Agreement. For the year ended December 31, 2004, the Compensation Committee awarded Mr. Zimmerman a performance-based bonus of $400,000. No award, however, was made to Mr. Zimmerman of any long-term stock-based compensation under the Company’s 2004 Equity Compensation Plan during or for the 2004 fiscal year.

     In making its determinations with respect to a performance-based bonus for the year ended December 31, 2004 for Mr. Zimmerman, the Compensation Committee considered qualitative and quantitative factors previously described in this report. Among other considerations, the Compensation Committee noted that, during the 2004 fiscal year and at a time of increasing short-term interest rates and a flattening yield curve, under the leadership of Mr. Zimmerman the Company substantially increased its assets, investments and total stockholders’ equity, while continuing to maintain an attractive dividend yield for stockholders. The Compensation Committee also noted the completion during the 2004 fiscal year of the Company’s initial whole loan securitization transaction and the Company’s issuance and sale of preferred equity.

     Conclusion. The Compensation Committee firmly believes attracting and retaining talented and motivated management and employees is essential in creating long-term stockholder value for the Company. Offering competitive, performance-based compensation programs helps to achieve this objective by aligning the interests of the Company’s senior executive officers and other key employees with those of stockholders. The Compensation Committee believes that the Company’s fiscal 2004 compensation programs met these objectives. The Compensation Committee intends to continue its comprehensive review of those programs in 2005, with the assistance of the Consultant it has retained for that purpose, with a goal of confirming (or as appropriate amending) its programs to help assure that these objectives are continued to be met in the future.

Respectfully submitted,

James A. Brodsky, Chairman Stephen R. Blank Edison C. Buchanan

Compensation Committee Interlocks and Insider Participation

     There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SHARE PERFORMANCE GRAPH

     The following graph and table set forth certain information comparing the yearly percentage change in cumulative total return on the Company’s Common Stock to the cumulative total return of the Standard & Poor’s 500 Index and two different peer group indices of mortgage real estate investment trusts (“REITs”) for the period commencing on December 31, 1999 and ending on December 31, 2004. The graph and table assume that $100 was invested in the Company’s Common Stock and the three other indices on December 31, 1999 and that all dividends were reinvested on a quarterly basis.

	1999	2000	2001	2002	2003	2004

MFA Mortgage Investments, Inc.	$100	$119.07	$237.46	$261.16	$339.72	$340.62
Standard & Poor’s 500 Index	$100	$90.89	$80.09	$62.39	$80.29	$89.02
New Mortgage REIT Peer Group Index(1)	$100	$116.10	$237.04	$328.00	$361.43	$382.36
Old Mortgage REIT Peer Group Index(2)	$100	$119.74	$239.33	$297.63	$460.91	$576.70

(1)	The New Mortgage REIT Peer Group is comprised of Annaly Mortgage Management, Inc., Anworth Mortgage Asset Corporation, Bimini Mortgage Management, Inc. and Luminent Mortgage Capital, Inc.

(2)

The Old Mortgage REIT Peer Group is comprised of AmNet Mortgage, Inc., Annaly Mortgage Management, Inc., Redwood Trust, Inc. and Thornburg Mortgage, Inc. The Company has elected to change its mortgage REIT peer group because it believes that the companies comprising the New Mortgage REIT Peer Group are more reflective of the Company’s business and, therefore, provide a more meaningful comparison of relative stock performance.

     The foregoing information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness can be guaranteed. There can be no assurance that the Company’s share performance will continue in the future with trends the same or similar to those depicted in the graph or the table above. The Company will not make or endorse any predictions as to future share performance.

     The foregoing Report of Audit Committee, Report of the Compensation Committee on Executive Compensation and Share Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such reports or graph by reference and shall not otherwise be deemed filed under such acts.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms and amendments thereto filed during any given year.

     Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to the Company and written representations from the Company’s Directors, executive officers and 10% Holders that no other reports were required to be filed, the Company believes that for the year ended December 31, 2004 the Company’s Directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them, except that, as a result of an administrative error on the part of the Company, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir, Alan L. Gosule and George H. Krauss each filed a late statement of changes in beneficial ownership on Form 4 reporting the grant of 5,000 Options that occurred in August 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as described herein, the Company is not a party to any transaction or proposed transaction with any person who is (i) a Director or executive officer of the Company, (ii) a nominee for election as a Director, (iii) an owner of more than 5% of the Common Stock or (iv) a member of the immediate family of any of the foregoing persons.

Advisor Fees and Advisor Merger

     Prior to January 1, 2002, America First Mortgage Advisory Corporation, as external advisor (the “Advisor”), managed the operations and investments of, and performed administrative services for, the Company. Prior to the merger of the Advisor with and into the Company on January 1, 2002 (the “Advisor Merger”), the Advisor was owned directly and indirectly by certain of the Company’s Directors and executive officers (see discussion below). For the services and functions provided to the Company, the Advisor received a monthly management fee in an amount equal to 1.10% per annum of the first $300 million of stockholders’ equity of the Company, plus 0.80% per annum of the portion of stockholders’ equity of the Company above $300 million. The Company also paid the Advisor, as incentive compensation for each calendar quarter, an amount equal to 20% of the dollar amount by which the annualized return on equity for such quarter exceeded the amount necessary to provide an annualized return on equity equal to the ten-year U.S. treasury rate plus 1%.

     The Company entered into an Agreement and Plan of Merger, dated September 24, 2001 (the “Advisor Merger Agreement”), with the Advisor, America First and the stockholders of the Advisor. In December 2001, the Company’s stockholders approved the terms of the Advisor Merger Agreement, which provided for the merger of the Advisor into the Company effective 12:01 a.m. on January 1, 2002. Pursuant to the Advisor Merger Agreement, the Company issued 1,287,501 shares of its Common Stock to the stockholders of the Advisor effective January 1, 2002. As a result, the Company became self-advised commencing January 1, 2002 and, since such time, has directly incurred the cost of all overhead necessary for its operation and administration. The market value of the Common Stock issued in the Advisor Merger, valued as of the consummation of the Advisor Merger in excess of the estimated fair value of the net tangible assets acquired, was charged to operating income of the Company for the year ended December 31, 2001.

     Certain of the Company’s Directors and executive officers who were involved in discussions and negotiations relating to the Advisor Merger had, and continue to have, interests that were affected by the Advisor Merger. At the time of the Advisor Merger, America First owned 80% of the outstanding capital stock of the Advisor. Michael B. Yanney, the Company’s former Chairman of the Board who retired from the Board in March 2003, and George H. Krauss, one of the Company’s Directors, beneficially owned directly and/or indirectly approximately 57% and 17%, respectively, of America First at the time of the Advisor Merger. In addition, Stewart Zimmerman, the Company’s Chairman of the Board, President and Chief Executive Officer, and William S. Gorin, the Company’s Executive Vice President and Chief Financial Officer, collectively owned approximately 3% of America First. At the time of the Advisor Merger, Messrs. Zimmerman and Gorin and Ronald A. Freydberg, the Company’s Executive Vice President and Chief Portfolio Officer, also owned, in the aggregate, the remaining 20% of the Advisor. Accordingly, the Advisor Merger resulted in these individuals receiving, in the aggregate, beneficial ownership of an additional 1,287,501 shares of the Common Stock valued at approximately $11.3 million at the time of the Advisor Merger.

     Because the Advisor Merger was between affiliated parties and may not be considered to have been negotiated in a completely arm’s-length manner, the Board established a special committee which consisted of three of the Company’s independent Directors who had no personal interest in the Advisor Merger, to direct the negotiations relating to the Advisor Merger on the Company’s behalf and to consider and make recommendations to the Board relating to the Advisor Merger.

Property Management

     America First Properties Management Company L.L.C. (the “Property Manager”), a wholly-owned subsidiary of America First that was acquired by America First Apartment Investors, Inc. (“AFAI”) in November 2004, provides property management services for the multi-family apartment properties in which the Company holds investment interests. Prior to January 1, 2004, the Property Manager received a management fee equal to a stated percentage of the gross revenues generated by these properties, ranging from 3.5% to 4.0% of gross receipts. Commencing January 1, 2004, such fee was reduced to 3.0% and may be increased to 4.0% if a property meets certain performance objectives. The Company paid the Property Manager fees of approximately $127,000, $298,000 and $412,000, respectively, for the years ended December 31, 2004, 2003 and 2002. The Property Manager also provided property management services to certain properties in which the Company previously held investment interests. Michael Yanney, the Company’s former Chairman of the Board, who retired from the Board in March 2003, has been the chairman of America First since 1984 and Mr. Yanney and George H. Krauss, one of the Company’s directors, beneficially own equity interests in America First.

Investments in Certain Corporate Debt Securities

     Prior to the Company liquidating its portfolio of corporate debt securities in 2002, the Company held the corporate debt securities of RCN Corporation (“RCN”), which were purchased between February 1999 and August 2000, and Level 3 Corporation (“Level 3”), which were purchased between August 1998 and August 2000. During the fourth quarter of 2001, the Company recognized an other-than-temporary impairment charge of $2,453,000 on its investment in RCN debt securities, with an aggregate par value of $5,000,000. During the third quarter of 2002, the Company sold all of its RCN debt securities on the open market for an aggregate sale price of $856,000, recognizing a loss of $1,291,000. During the first quarter of 2002, the Company recognized an other-than-temporary impairment charge of $3,474,000 on its investment in Level 3 debt securities, with an aggregate par value of $7,000,000. During the third quarter of 2002, the Company sold all of its Level 3 debt securities on the open market for $4,008,000, realizing a gain of $928,000. Michael B. Yanney, the Company’s former Chairman of the Board who retired from the Board in March 2003, served on the Board of both RCN and Level 3 at the time these debt securities were purchased and sold. W. David Scott, who retired from the Board in May 2004, is the son of the individual who was the Chairman of both Level 3 and RCN and served as a Director of the Company at the time these securities were purchased and sold.

Retirement Centers Corporation

     From 1998 through September 2002, the Company held all of the non-voting preferred stock, representing 95% of the ownership and economic interest, in Retirement Centers Corporation (“RCC”), an entity formed in 1998 to hold certain of the Company’s property interests. Through September 30, 2002, all of the common stock, representing 5% of the ownership and economic interest, in RCC was held by William S. Gorin, the Company’s Executive Vice President and Chief Financial Officer. During 2002, the Board determined that it would be in the best interests of the Company to purchase Mr. Gorin’s interest in RCC and, accordingly, engaged independent appraisers to provide an estimate of the value of the underlying properties. In September 2002, the Board approved the Company’s purchase of Mr. Gorin’s interest in RCC after examining the estimates of value and the balance sheets relating to the underlying properties. The Company’s purchase of Mr. Gorin’s interest in RCC was consummated on October 1, 2002, for a purchase price of $260,000. As a result of this transaction, RCC became a wholly-owned subsidiary of the Company. During the year ended December 31, 2002, the Company received distributions from RCC totaling $237,500 and Mr. Gorin received distributions of $12,500.

Advisory Services

     During the fourth quarter of 2003, the Company formed and became the sole stockholder of MFA Spartan, Inc., a Delaware corporation (“Spartan Inc.”). Spartan Inc. then formed and, pursuant to an operating agreement dated November 6, 2003, became the sole member of MFA Spartan I, LLC, a Delaware limited liability company (“Spartan LLC”). On November 7, 2003, Spartan LLC entered into a sub-advisory agreement, which was subsequently amended and restated on October 1, 2004, with America First Apartment Advisory Corporation (“AFAAC”), a Maryland corporation and the external advisor of AFAI, pursuant to which Spartan LLC agreed, among other things, to provide sub-advisory services to AFAAC with respect to, and to assist AFAAC in connection with, AFAI’s acquisition and disposition of mortgage-backed securities and the maintenance of AFAI’s portfolio of mortgage-backed securities. During the years ended 2004 and 2003, the Company earned a fee of $65,000 and $2,000, respectively, relating to the sub-advisory services rendered by Spartan LLC to AFAAC. George H. Krauss, one of the Company’s Directors, is a member of the board of directors of AFAI and, as discussed above, beneficially owns, directly and/or indirectly, 17% of America First, which owns 100% of the voting stock of AFAAC.

Legal Services

     Since 2001, the Company has retained the services of Clifford Chance as its outside legal counsel for general, corporate, securities and other matters. Alan L. Gosule, one of the Company’s Directors, is a partner of Clifford Chance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date regarding the beneficial ownership of the Company’s Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) the Company’s Directors and (iv) all of the Company’s Directors and executive officers as a group.

	Common Stock Beneficially Owned

Name and Business Address(1)	Shares(2)	Shares Subject to Options(3)	Total	Percent of Class

Stewart Zimmerman	149,199	292,500	441,699	*

Ronald A. Freydberg	97,203	120,000	217,203	*

William S. Gorin	145,599	130,000	275,599	*

Timothy W. Korth	4,500	25,000	29,500	*

Teresa D. Covello	8,500	25,000	33,500	*

Stephen R. Blank	2,218	–	2,218	*

James A. Brodsky	2,000	–	2,000	*

Edison C. Buchanan	–	–	–	–

Michael L. Dahir	8,422	5,000	13,422	*

Alan L. Gosule	2,586	–	2,586	*

George H. Krauss	61,656	75,000	136,656	*

All Directors and executive officers as a group
(11 persons)	481,883	672,500	1,154,383	1.4%

NWQ Investment Management Company, LLC(4)
2049 Century Park East, 4th Floor
Los Angeles, California 90067	6,136,651	–	–	7.6%

*	Represents less than 1% of issued and outstanding shares of Common Stock.

(1)	The business address of each Director and Named Executive Officer is c/o MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

(2)

Each Director and Named Executive Officer has sole voting and investment power with respect to these shares, except that (i) Mr. Freydberg jointly holds 76,000 shares with his spouse and (ii) Mr. Krauss’s spouse has sole voting and investment power with respect to 22,223 shares.

(3)

For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options. Options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

(4)

On its Schedule 13G filed with the SEC on February 11, 2005, NWQ Investment Management Company, LLC reported sole voting power with respect to 6,043,651 shares of Common Stock beneficially owned by them and sole dispositive power with respect to 6,136,651 shares of Common Stock beneficially owned by them. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 7.6%, which does not include any shares issued since such percentage was calculated for purposes of the Schedule 13G.

OTHER MATTERS

     The Board knows of no other business that will be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

MISCELLANEOUS

     The cost of soliciting proxies will be borne by the Company. This solicitation is being made primarily by mail, but may also be made by Directors, executive officers and employees of the Company by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview. No additional compensation will be given to Directors, executive officers or employees for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder intending to present a proposal at the Company’s 2006 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to the Company no later than December 15, 2005.

     Pursuant to the Company’s Bylaws, any stockholder intending to present a proposal at an annual meeting of the Company’s stockholders, without having such proposal included in the proxy statement for such annual meeting, must notify the Company in writing not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a proposal at the Company’s 2006 Annual Meeting of Stockholders must notify the Company in writing of such proposal by March 14, 2006, but in no event earlier than February 12, 2006.

     Any such proposal should be sent to Timothy W. Korth, General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO TIMOTHY W. KORTH, GENERAL COUNSEL, SENIOR VICE PRESIDENT – BUSINESS DEVELOPMENT AND SECRETARY, AT MFA MORTGAGE INVESTMENTS, INC., 350 PARK AVENUE, 21st FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Timothy W. Korth
General Counsel, Senior Vice President – Business Development and Secretary

New York, New York
April 14, 2005

APPENDIX A

MFA MORTGAGE INVESTMENTS, INC.
DIRECTOR INDEPENDENCE STANDARDS

     A director serving on MFA’s Board of Directors who satisfies all of the following criteria shall be presumed to be independent. Any MFA director that does not currently, or during the past three years, satisfy such criteria shall not be deemed independent.

  Neither the director, nor any of his or her immediate family members, has a material relationship with MFA (either directly or as a partner, shareholder or officer of an organization that has a relationship with MFA).

  MFA has not employed the director or employed (except in a non-officer capacity) any of his or her immediate family members.

  The director has not been employed (or affiliated with) MFA’s present or former auditors, nor has any of his or her immediate family members been so employed or affiliated (except in non-professional capacity not involving MFA’s business).

  Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of MFA serves on the compensation (or equivalent) committee of another company that employs the director.

  The director is not an executive officer or an employee, nor is an immediate family member an executive officer, of a company that makes payments to, or receives payments from, MFA for property or services in an amount in any single fiscal year, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

  The director does not have a personal services contract with MFA, its chairman and chief executive officer or other executive officer and such director’s immediate family member does not receive more than $100,000 per year in direct compensation from MFA.

  The director is not an executive officer, employee or director of a foundation, university or other non-profit organization to which MFA gives directly, or indirectly through the provision of services, an amount in any fiscal year exceeding the greater than $100,000 or 1% of such organization’s consolidated gross revenues.

     For purposes of establishing director independence, “material relationships” can include commercial, banking, consulting, legal, accounting, charitable and family relationships with MFA and will be determined, on a case-by-case basis, by MFA’s Board of Directors. A director is an “affiliate” of MFA or its subsidiaries if such director serves as a director, executive officer, partner, member, principal or designee of an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, MFA or its subsidiaries. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. References to “MFA” in the foregoing criteria shall be deemed to include MFA and its subsidiaries.

A-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR the election of all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	In their discretion as proxies, Stewart Zimmerman, Alan Gosule and George Krauss, and each of them or their respective successors, are hereby authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of, and the proxy statement for, the Annual Meeting prior to the signing of this proxy or voting by proxy through the use of the internet website or toll-free telephone number described below.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
1.	Election of Class I Directors:	☐	☐
01 Stephen R. Blank 02 Edison C. Buchanan
INSTRUCTIONS: To withhold authority to vote for any individual nominee; mark "FOR" but cross out such nominee’s name above.

			FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2005:		☐	☐	☐

Signature ________________________________ Signature ________________________________ Date ________________
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and Telephone voting is available through 11:59 p.m., New York City time, on May 12, 2005, which is the day prior to the Annual Meeting

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mfa Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.mfa-reit.com

REVOCABLE PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes and appoints Stewart Zimmerman, Alan Gosule and George Krauss, and each of them or their respective successors, as proxies for the undersigned, with full powers of substitution, to represent the undersigned at the 2005 Annual Meeting of Stockholders (the "Annual Meeting") of MFA Mortgage Investments, Inc. ("MFA") to be held at the Regency Hotel, 540 Park Avenue, New York, New York, on Friday, May 13, 2005, at 10:00 a.m., New York City time, and at any adjournments or postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

(Continued and to be marked, dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your MFA account online.

Access your MFA stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for MFA, now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information Establish/change your PIN	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form

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